Exhibit 8.2

812 SAN ANTONIO STREET SUITE 600 AUSTIN, TEXAS 78701 TEL 512 • 583 • 5900 FAX 512 • 583 • 5940

July 11, 2018

SWNB Bancorp, Inc.

6901 Corporate Drive

Houston, Texas 77036

Attention: C.K. Lee, Chairman

Ladies and Gentlemen:

We have acted as special counsel to SWNB Bancorp, Inc., a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “SWNB”), in connection with the proposed merger (the “Merger”) of SWNB with and into Hanmi Financial Corporation, a Delaware corporation (“Hanmi”), pursuant to that certain Agreement and Plan of Merger, dated May 18, 2018, by and between Hanmi and SWNB (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. We are rendering our opinion concerning certain United States federal income tax matters relating to the Merger as contemplated by Section 9.3.4 of the Agreement.

In providing our opinion, we have examined and relied upon the Agreement, the proxy statement/prospectus and other information included as part of Registration Statement 333-225818, as amended, as filed with the U.S. Securities and Exchange Commission (“Commission”) on Form S-4 (collectively, the “Proxy Statement/Prospectus”), the representation letters of Hanmi and SWNB delivered to us for purposes of rendering our opinion stated herein (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Proxy Statement/Prospectus is true, complete and correct, (iii) the factual statements and representations made by Hanmi and SWNB in their respective Representation Letters are true, complete and correct as of the date hereto and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the Representation Letters “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (v) Hanmi, SWNB and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Proxy Statement/Prospectus, our opinion as expressed below may be adversely affected.

Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein and set forth in the Proxy Statement/Prospectus, we are of the opinion that, under currently applicable United States federal income tax law, the Merger, when consummated in accordance with the terms of the Agreement and the Proxy Statement/Prospectus, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

www.fkhpartners.com

SWNB Bancorp, Inc.

July 11, 2018

Other than the opinion set forth above, we express no opinion on any issue relating to (i) the tax consequences of the transactions contemplated by the Agreement, (ii) the appropriate method to determine fair market value of any stock or other consideration received in any sale or exchange, and (iii) the laws of any jurisdiction other than the federal laws of the United States of America. Our opinion relates solely to material United States federal income tax consequences of the Merger, and no opinion is implied or should be inferred beyond those matters. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform SWNB of any such change or inaccuracy that may occur or come to our attention.

Although we may have acted as counsel to SWNB in connection with certain matters other than the Merger, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a factual or legal nature involving SWNB as to which we have not been consulted and have not represented SWNB. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. This opinion letter is delivered solely for the benefit of SWNB in connection with the Agreement, and no other party or entity is entitled to rely hereon without the express prior written consent of this firm.

We are furnishing this opinion in connection with the closing of the transactions contemplated by the Agreement and this opinion is not to be relied upon for any other purpose without our prior written consent.

Very truly yours,

Fenimore, Kay, Harrison & Ford, LLP